SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      TANGER FACTORY OUTLET CENTERS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                       TANGER FACTORY OUTLET CENTERS, INC.

                         3200 NORTHLINE DRIVE, SUITE 360
                        GREENSBORO, NORTH CAROLINA 27408

                                  ------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 7, 1999



To Our Shareholders:

         On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of Shareholders (the "Meeting") of TANGER FACTORY OUTLET CENTERS, INC. (the "Company") to be held on Friday, May 7, 1999 at 10 o'clock a.m. at the O. Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina, for the following purposes:

         1.    To elect Directors to serve for the ensuing year;

         2. To vote on a proposal by the Directors to amend the Company's Articles of Incorporation to preserve the right to exchange Operating Partnership Units for the Company's Common Shares if an entity all of whose equity interest is owned by the Company is the general partner of the Operating Partnership.

         3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

         Only common shareholders of record at the close of business on March 31, 1999, will be entitled to vote at the Meeting or any adjournment(s) thereof.



         PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.




                                                   Sincerely,



                                                   Stanley K. Tanger
                                                   Chairman of the Board and
                                                   Chief Executive Officer

April 8, 1999

                       TANGER FACTORY OUTLET CENTERS, INC.

                         3200 NORTHLINE DRIVE, SUITE 360
                        GREENSBORO, NORTH CAROLINA 27408
                                  ------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 7, 1999

         This Proxy Statement is furnished to shareholders of Tanger Factory Outlet Centers, Inc., (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Friday, May 7, 1999, at 10 o'clock a.m. for the purposes set forth in the Notice of Meeting.

         This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company has retained the services of Corporate Investor Communications, Inc. for a fee estimated at $4,500 plus out-of-pocket expenses to assist in the solicitation of proxies. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to shareholders.

         Holders of record of Common Shares of the Company (the "Common Shares") as of the close of business on the record date, March 31, 1999, are entitled to receive notice of, and to vote on all proposals at, the Meeting. The outstanding Common Shares constitute the only class of securities entitled to vote at the Meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 15, 1999, there were 7,874,706 Common Shares issued and outstanding.

         Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on the properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director and FOR the amendment to the Company's Articles of Incorporation; provided however, shares held by a broker or nominee who has not received specific voting instructions from the beneficial owner will not be voted FOR or AGAINST the amendment to the Articles of Incorporation. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Dissenters will not have rights of appraisal with respect to the matters to be acted upon at the Meeting.

         Under the Company's By-laws and North Carolina law, shares represented at the Meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the Meeting. Directors will be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election, provided that a quorum is present. Accordingly, shares which are present at the Meeting for any other purpose but which are not voted in the election of directors will not affect the election of the candidates receiving a plurality of the votes cast by the shares entitled to vote in the election at the Meeting. All other proposals to come before the Meeting require a plurality of the votes cast regarding the proposal. Accordingly, shares which are present at the Meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the proposal unless the Business Corporation Act requires that the proposal be approved by a greater number of affirmative votes than a plurality of the votes cast.

         The Company's 1998 Annual Report for the calendar year ended December 31, 1998, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to shareholders on or about April 8, 1999. The principal executive offices of the Company are located at 3200 Northline Drive, Suite 360, Greensboro, North Carolina 27408.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The Company's By-Laws provide that directors be elected at each annual meeting of shareholders. Pursuant to such By-Laws, the current directors of the Company (the "Directors") have fixed the number of directors to be elected at five. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the five nominees for director designated below, all of whom are presently directors of the Company, to serve until the next Annual Meeting of Shareholders and until their successors are elected and shall qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

Information Regarding Nominees (as of March 1, 1999):


                                              PRESENT PRINCIPAL OCCUPATION OR
NAME                   AGE              EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                   ---              -------------------------------------------
Stanley K. Tanger      75    Chairman of the Board of Directors and Chief Executive Officer
                             of the Company; President of the Company from inception to
                             December 1994.  Mr. Tanger opened one of the Country's first outlet shopping centers in Burlington, N.C. in 1981.  He was the founder and Chief Executive of the Company's predecessor formed in 1981 until its business was acquired by the Company in 1993.
Steven B. Tanger       50    Director of the Company since May 1993.  President and Chief
                             Operating Officer since January 1995; Executive Vice President from 1986 to 1994.  Mr. Tanger joined the Company's predecessor in 1986 and is the son of Stanley K. Tanger.
Jack Africk            70    Director of the Company since June 4, 1993.  Chairman of the
                             Board of Evolution Consulting Group, Inc. since June 1993.  Vice
                             Chairman of Duty Free International Inc. from 1993 to 1994; Vice
                             Chairman of UST Inc. ("UST") from 1990 through
                             1993; President and Chief Executive Officer of US
                             Tobacco Company, a UST subsidiary, from 1987
                             through 1990.
William Benton         53    Director of the Company since June 4, 1993.  Chairman of the
                             Board and Chief Executive Officer of Diversified Senior
                             Services, Inc. since May 1996.  Chairman of the Board and Chief
                             Executive Officer of Benton Investment Company since 1982.
                             Chairman of the Board and Chief Executive Officer of Health
                             Equity Properties, Inc. from 1989 to September 1994; President of Health Equity Properties, Inc. from 1987 to 1989 and from
                             1991 to September 1994.
Thomas E. Robinson     51    Director of the Company since January 21, 1994.  Managing
                             Director of Legg Mason Wood Walker, Inc. since June 1997.
                             Director (March 1994 to June 1997), President (August 1994 to
                             June 1997) and Chief Financial Officer (July 1996 to June 1997)
                             of Storage USA, Inc.; a senior executive of Jerry J. Moore
                             Investments from August 1993 through August 1994; Partner in
                             Coopers & Lybrand's National Real Estate Industry Service's
                             Group and Director of the Firm's Real Estate Investment Trust
                             Advisory Services from November 1989 through July 1993.

         Mr. Africk is also a director of Transmedia Networks Inc. and Crown Central Petroleum Corporation. Mr. Robinson is also a director of CenterPoint Properties Trust.

         All directors of the Company serve terms of one year or until the election of their respective successors. The Board of Directors held four regular and four special meetings during 1998. Each of the above Directors was in attendance at all regular and special meetings of the Board of Directors, except for Mr. Benton who was unable to attend one special meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATIONS SET FORTH ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

         AUDIT COMMITTEE. The Board of Directors has established an Audit Committee consisting of three directors who are not concurrently serving as officers of the Company ("Independent Directors"). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Messrs. Africk, Benton and Robinson currently serve on the Audit Committee, with Mr. Africk serving as chairman. During 1998, there were 4 meetings of the Audit Committee.

         EXECUTIVE COMPENSATION COMMITTEE. The Board of Directors has established an Executive Compensation Committee consisting of a majority of Independent Directors. The Executive Compensation Committee is charged with determining compensation for the Company's executive officers. Messrs. Africk, Benton and Stanley K. Tanger currently serve on the Executive Compensation Committee, with Mr. Africk serving as chairman. During 1998, there were two meetings of the Executive Compensation Committee.

         SHARE AND UNIT OPTION COMMITTEE. The Board of Directors has established a Share and Unit Option Committee ("Option Committee") consisting of three Independent Directors. The Option Committee administers the Company's Share Option Plan and the Operating Partnership's Unit Option Plan. Messrs. Benton, Africk and Robinson currently serve on the Option Committee, with Mr. Benton serving as chairman. During 1998, there were two meetings of the Option Committee.

         Each of the Directors serving on the aforementioned Committees of the Board of Directors was in attendance at all meetings of such Committees held as indicated above, except for Mr. Benton, who was unable to attend one audit committee meeting. The Board of Directors has not established a separate nominating committee.

COMPENSATION OF DIRECTORS

         The Company pays its Independent Directors an annual compensation fee of $15,000 and a per meeting fee of $750 (for each Board of Directors meeting and each Committee meeting attended). Pursuant to the Share Option Plan for Directors and Executive and Key Employees of Tanger Factory Outlet Centers, Inc. (the "Share Option Plan"), on the date of his or her initial election to the Board and on each of the first two anniversaries thereof, each Independent Director received an option to purchase 3,000 Common Shares at an exercise price equal to the Fair Market Value (as defined in the Share Option Plan) of a Common Share on the date of option grant (except for the initial grant of options to Messrs. Africk and Benton); 20% of such options become exercisable on each of the first five anniversaries of the date of grant, subject to the Independent Director's continued service as such. On June 4, 1993, the Company granted to Messrs. Africk and Benton options to purchase 3,000 Common Shares with an exercise price set at $22.50 per Common Share, the initial public offering price of the Common Shares. Employees of the Company who are also directors will not be paid any director fees and will not receive any options for their services as directors of the Company.

         Upon approval of the entire Board of Directors, the Company may from time to time grant additional options to purchase Common Shares to the Independent Directors. On both January 6, 1998 and on January 8, 1999, the Board of Directors granted to each Independent Director options to purchase 5,000 Common Shares at an exercise price equal to Fair Market Value as of such dates. 20% of these options become exercisable on each of the first five anniversaries of the date of grant, subject to the Independent Director's continued service as such.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 1, 1999, available to the Company with respect to its Common Shares, $.01 par value per share, and of units of partnership interests in the Operating Partnership (the "Units") (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission (the "SEC")) of more than 5% of such shares, (ii) held individually by the Directors and named executive officers of the Company, and (iii) held by the Directors and all executive officers of the Company as a group.


                                         NUMBERS OF                                 PERCENT OF
                                           COMMON     PERCENT OF      NUMBER OF        ALL
                                           SHARES        ALL            UNITS         COMMON
NAME AND BUSINESS ADDRESS OF             BENEFICIALLY   COMMON      BENEFICIALLY      SHARES
BENEFICIAL OWNERS                         OWNED(1)      SHARES        OWNED(2)       AND UNITS
-----------------                         --------      ------        --------       ---------
Stanley K. Tanger (3)                      153,296        1.9%         3,301,305        30.0%
   Tanger Factory Outlet Centers, Inc.
   3200 Northline Drive, Suite 360
   Greensboro, NC   27408
Steven B. Tanger (4)                           ---        ---            243,000         2.1%
   Tanger Factory Outlet Centers, Inc.
   150 East 59th Street
   New York, NY  10155
Legg Mason, Inc.                           526,626        6.7%               ---         4.8%
   100 Light Street
   Baltimore, MD 21202
AEW Capital Management, Inc.               456,300        5.8%                           4.2%
   225 Franklin Street
   Boston, MA  02110
Jack Africk (5)                              9,200         *                 ---          *
William G. Benton (6) (7)                    5,447         *                 ---          *
Thomas E. Robinson (5)                       8,395         *                 ---          *
Rochelle G. Simpson (8)                      1,416         *              34,500          *
Willard A. Chafin (8)                          ---         *               9,000          *
Joseph H. Nehmen (8)                            63         *              12,000          *
Directors and Executive Officers as a      178,817        2.3%         3,630,505        33.0%
Group (13 persons)(7)(9)
------------------
*       Less than 1%

(1) The ownership of Common Shares reported herein is based upon filings with the Securities and Exchange Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Articles of Incorporation.

(2) Units in the Operating Partnership held by the Tanger Family Limited Partnership ("TFLP") and Units which may be acquired upon the exercise of options to purchase Units may be exchanged for Common Shares of the Company on a one-for-one basis.

(3) Includes 139,031 Common Shares and 3,033,305 Units owned by the TFLP, of which Stanley K. Tanger is the general partner and may be deemed to be the beneficial owner. Also includes 14,265 Common Shares and 268,000 presently exercisable options to purchase Units owned by Stanley K. Tanger individually. Does not include 147,000 options to purchase Units, which are presently unexercisable, owned by Stanley K. Tanger individually.

(4) Includes 243,000 presently exercisable options to purchase Units. Does not include 139,031 Common Shares and 3,033,305 Units owned by the TFLP, (Steven B. Tanger is a limited partner of the Tanger Investments Limited Partnership, which is a limited partner of TFLP). Does not include 102,000 options to purchase Units which are presently unexercisable. Does not include 14,265 Common Shares actually owned or 139,031 Common Shares which may be deemed beneficially owned by Steven B.
        Tanger's father, Stanley K. Tanger.

(5) Includes 8,200 presently exercisable options to purchase Common Shares of the Company.

(6) Includes 4,600 presently exercisable options to purchase Common Shares of the Company.

(7) Excludes 325 Series A Preferred Depositary Shares which are convertible into 292 Common Shares.

(8) Amounts shown as Units beneficially owned represent presently exercisable options to purchase Units.

(9) Includes 21,000 presently exercisable options to purchase Common Shares and 597,200 presently exercisable options to purchase Units. Does not include 32,400 options to purchase Common Shares and 467,400 options to purchase Units which are presently unexercisable.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation earned for the fiscal years ended December 31, 1998, 1997, and 1996 with respect to each of the five persons who are expected to be the most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during such year.


                                  SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                 ANNUAL COMPENSATION                         AWARDS
                                           --------------------------------               ------------
NAME AND PRINCIPAL                                                      OTHER ANNUAL                             ALL OTHER
POSITION                       YEAR      SALARY($)      BONUSES($)      COMPENSATION($)    OPTIONS/SARS(#)(5)  COMPENSATION($)
--------                       ----      ---------      ----------      ---------------    ---------------     ---------------
Stanley K. Tanger,             1998       330,000         430,000             ---             50,000              19,150 (2)
 Chairman of the Board         1997       300,000         400,000             ---              ---                 2,000 (2)
 of Directors and Chief        1996       275,000         375,000             ---             50,000               1,875 (2)
 Directors and Chief
 Executive Officer(1)


Steven B. Tanger,              1998       275,000         375,000             ---             35,000              19,150 (3)
 President and Chief           1997       250,000         350,000             ---              ---                19,150 (3)
 Operating Officer(1)          1996       225,000         325,000             ---             35,000              19,025 (3)


Rochelle G. Simpson,           1998       185,000           ---               ---             12,500               2,000 (4)
 Secretary, Executive Vice     1997       175,000          10,798             ---              ---                 2,000 (4)
 President-Administration      1996       165,000          10,178             ---             12,500               1,875 (4)
 and Finance

Willard A. Chafin, Jr.,        1998       195,000           ---               ---             12,500                 375 (4)
 Executive Vice                1997       185,000          11,415             ---              ---                   308 (4)
 President-Leasing, Site       1996       175,000          10,795             ---             12,500               1,875 (4)
 Selection, Operations and
 Marketing

Joseph H. Nehmen               1998       175,000           ---               ---             10,000               2,000 (4)
 Senior Vice President-        1997       168,269          10,382             ---              ---                 2,000 (4)
 Operations (6)                1996       153,692           9,480             ---             10,000                 984 (4)
---------------

(1) A portion of the salaries of Stanley K. Tanger and Steven B. Tanger are paid by the Company for services to the Company and the remainder are paid by the Operating Partnership.

(2) In 1998, the Company reimbursed Stanley K. Tanger $17,150 for premiums paid towards a term life insurance policy. In addition, the Company provided $2,000, $2,000 and $1,875 during 1998, 1997 and 1996 as a Company match under the employee 401(k) plan.

(3) The Company provides term life insurance to Steven B. Tanger at a current annual premium of $17,150. In addition, the Company provided $2,000, $2,000 and $1,875 during 1998, 1997 and 1996 as a Company match under the employee 401(k) plan.

(4) Company match under employee 401(k) plan.

(5) Number of Units in the Operating Partnership under option grant.

(6) Mr. Nehmen is the son-in-law of Stanley K. Tanger and the brother-in-law of Steven B. Tanger.

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information on option grants in 1998 to the named executive officers.



                                                                      POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED ANNUAL
                                                                      RATES OF SHARE PRICE
                                                                        APPRECIATION FOR
                        INDIVIDUAL GRANTS (1)                            OPTION TERM (2)
         ----------------------------------------------------          --------------------

         (A)               (B)        (C)       (D)         (E)           (F)           (G)

                                     % OF
                                    TOTAL
                                    OPTIONS
                                    GRANTED
                          UNIT        TO
                         OPTIONS   EMPLOYEES   EXERCISE
                         GRANTED   IN FISCAL    PRICE      EXPIRATION
        NAME                (#)     YEAR (%)    ($/SH)        DATE           5%($)       10%($)
        ----                ---     --------    ------        ----           -----       ------

Stanley K. Tanger          50,000       18.0    30.125      1/6/08          947,273     2,400,575

Steven B. Tanger           35,000       12.6    30.125      1/6/08          663,091     1,680,402

Rochelle G. Simpson        12,500        4.5    30.125      1/6/08          236,818       600,144

Willard A. Chafin, Jr.     12,500        4.5    30.125      1/6/08          236,818       600,144

Joseph H. Nehmen           10,000        3.6    30.125      1/6/08          189,454       480,115
------------


(1) Represents options to purchase Units of limited partnership interest in the Operating Partnership. The options vest ratably over five years, have a 10-year term and an exercise price as indicated in the table. The exercise price represents the fair market value of the Units at the time of grant, assuming such Units were exchanged for Common Shares of the Company as provided for in the partnership agreement of the Operating Partnership.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

    The following table provides information on option exercises in 1998 by the named executive officers, and the value of each such officer's unexercised options at December 31, 1998.

         (A)                 (B)            (C)                  (D)                                    (E)

                                                                                                      VALUE OF
                                                                                                    UNEXERCISED
                                                              NUMBER OF                         IN-THE-MONEY OPTIONS
                            SHARES                       UNEXERCISED OPTIONS                           AT
                         ACQUIRED ON      VALUE              AT YEAR END(#)                         YEAR-END ($)(1)
         NAME            EXERCISE(#)    REALIZED($)     Exercisable Unexercisable           Exercisable Unexercisable
         ----            -----------    -----------     -------------------------           -------------------------

Stanley K. Tanger           5,000         40,188         258,000        107,000                   ---         ---
Steven B. Tanger              ---            ---         236,000         74,000                   ---         ---
Rochelle G. Simpson         1,000          8,938          32,000         26,500                   ---         ---
Willard A. Chafin, Jr.      3,000         11,438           6,500         25,000                   ---         ---
Joseph H. Nehmen              ---            ---          10,000         20,000                   ---         ---
------------

(1) Based upon the closing price of the Company's Common Shares on the New York Stock Exchange on December 31, 1998 of $21.1875 per share.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Company's factory outlet centers are held by, and all of the Company's operations are conducted by, the Operating Partnership. Except as expressly described below, references to compensation (or policies with respect thereto) paid by the Company refer to compensation paid by both the Company and the Operating Partnership.

        During 1998, through the efforts of management, the Company acquired two factory outlet centers totaling 359,502 square feet and completed construction and put into operation an additional 209,586 square feet of retail space through expansions of the Company's existing centers. During 1997, the Company acquired three factory outlet centers totaling 302,554 square feet and completed construction and put into operation an additional 402,694 square feet of retail space through expansions of the Company's existing centers. The Company's portfolio of properties at December 31, 1998 was 97% occupied and the Company has continued to aggressively manage its existing assets and to vigorously explore opportunities for new developments and acquisitions. Funds from operations ("FFO"), a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another, before minority interest increased 11% during both 1998 and 1997. Funds from operations per share increased 3% in 1998, compared to 1997, and increased 8% in 1997, compared to 1996. Total revenues increased 15% and 13% during 1998 and 1997. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale of properties, plus depreciation and amortization uniquely significant to real estate.

        This Committee believes that the Company's success is attributable in large part to the management and leadership efforts of its executive officers. The Company's management team has substantial experience in owning, operating, managing, developing and acquiring interests in factory outlet centers. Stanley
K. Tanger, Chairman of the Board and Chief Executive Officer, and Steven B. Tanger, President and Chief Operating Officer, provide the Company with strategic business direction. Under the guidance of the committee, the Company is committed to develop and maintain compensation policies, plans and programs which will provide additional incentives for the enhancement of cash flows, and consequently real property and shareholder values, by aligning the financial interests of the Company's senior management with those of its shareholders.

        The primary components of the Company's executive compensation program are: (1) base salaries, (2) performance based annual bonuses and (3) share and unit options. The Company's business is most competitive and the Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The Company currently has employment contracts with each of the named executives on page 6 (See "Employment Contracts") .

        Base salaries for each of the named executive officers are approved by the Committee and are determined after taking into account several factors which include (1) salaries paid to officers by companies in the Company's select peer group and other real estate investment trusts, (2) the nature of the position and (3) the contribution and experience of the officer. The base salary amounts are generally set and stated in the employment contract with fixed increases over a three year period for the named officers other than Stanley and Steven Tanger. Stanley and Steven Tanger's salaries, per each person's employment contract, will be determined annually by the Board of Directors and will be increased by not less than a Consumer Price Index ("CPI") if certain FFO per share targets are met for the prior year.

        The employment contracts for Stanley K. Tanger and Steven B. Tanger, the Company's two most senior executives, provide for annual cash bonuses based upon the Company's performance as measured by FFO per share. The Company may also consider the award of cash bonuses to other executive officers and key employees if certain performance criteria are met. Based on the Company's financial and operating performance during 1998, the Company decided that no other bonuses would be paid for that year.

        Stock-based compensation is also an important element of the Company's compensation program. The Company maintains the Share Option Plan and the Operating Partnership maintains the Unit Option Plan (collectively with the Share Option Plan, the "Plans") for the purpose of attracting and retaining the Company's Directors, executive officers and certain other employees. The Option Committee of the Board of Directors determines in its sole discretion, subject to the terms and conditions of the Plans, the specific terms of each option granted to an employee of the Company or Operating Partnership based upon its subjective assessment of the individual's performance, responsibility and functions and how this performance may have contributed or may contribute in the future to the Company's performance. The Compensation Committee believes awards pursuant to the Plans align the interests of the Directors and management with those of the Company's shareholders since optionees will benefit under such options only if the shareholders of the Company also benefit. Options granted under the Plans are generally granted at the Fair Market Value of the Company's Common Shares on the date of grant and thus will provide value only if the price of Common Shares exceeds the exercise price of the options.

        Under his employment agreement, Stanley K. Tanger, the Company's chief executive officer, receives an annual base salary and may receive a bonus if the Company achieves a targeted FFO amount for the fiscal year:

(o) Mr. Tanger's annual base salary for 1998 was $330,000. His employment contract provides that the annual base salary will be fixed each fiscal year by agreement between Mr. Tanger and the Board of Directors; provided however, if the Company's FFO per share for the previous year equaled or exceeded a targeted level, the annual base salary is not to be less than Mr. Tanger's annual base salary for that previous year adjusted to reflect any increase in the CPI. The Company's FFO per share for 1997 exceeded the targeted FFO amount in Mr. Tanger's contract. For this reason and in view of Mr. Tanger's key contributions to the Company's continued success in an increasingly competitive environment, the Committee approved an annual base salary of $330,000 for fiscal 1998.

(o) Mr. Tanger was paid a $430,000 bonus for 1998. Under his employment agreement, a bonus of from $100,000 to $430,000 was payable for 1998 if the Company's FFO per share reached targeted levels. No bonus was payable unless the minimum targeted FFO was achieved. The Company's FFO for 1998 exceed the target level at which the maximum bonus was payable.

        The Company paid 20% of Mr. Tanger's 1998 annual base salary. The Operating Partnership paid the remainder of his compensation including the bonus.

        On January 8, 1999, the Option Committee granted Mr. Tanger 50,000 options to purchase Units in the Operating Partnership with an exercise price equal to the Fair Market Value on the date of grant. The primary basis for the Committee's determination to grant such options to Mr. Tanger was to provide a strong incentive for him to continue to increase the value of the Company during the remainder of his employment.

        During 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add Section 162(m), which denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the Chief Executive Officer and each of the Company's other four most highly compensated officers) to the extent that such compensation in any taxable year of the employee exceeds $1 million. In addition to salaries, bonuses payable to the Company's executives under their present employment contracts and compensation attributable to the exercise of options granted under the Share Option Plan and Unit Option Plan constitute compensation subject to the Section 162(m) limitation. It is the Company's policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions. The Plans permit the grant of options intended to qualify as "performance-based compensation" which is exempt from application of the Section 162(m) limitation. The Company expects that it will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ended December 31, 1998, although it is possible that in some future year some portion of the compensation paid to a Company executive will not be tax deductible by the Company under Section 162(m).

               Jack Africk (Chairman)
               Stanley K. Tanger
               William Benton

As to that portion of the report which pertains to Mr. Stanley K. Tanger's compensation:

               Jack Africk (Chairman)
               William Benton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Executive Compensation Committee of the Board of Directors, which is required to have a majority of Independent Directors, is charged with determining compensation for the Company's executive officers. Messrs. Africk, Benton and Stanley K. Tanger currently serve on the Executive Compensation Committee, with Mr. Africk serving as chairman.

        Mr. Stanley K. Tanger is Chief Executive Officer and Chairman of the Board of Directors of the Company.

        Mr. Stanley K. Tanger is an investor in certain real estate joint ventures owning three properties managed by the Company. See Certain Relationships and Related Transactions.

SHARE PRICE PERFORMANCE

        The following share price performance chart compares the Company's performance to the S&P 500, the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") and the index prepared by SNL Securities LC of other publicly traded factory outlet REITs ("Tanger Peer Group"). The Tanger Peer Group consists of Chelsea GCA Realty, Inc., Prime Retail, Inc., Konover Property Trust (formerly known as FAC Realty Trust, Inc.) and Horizon Group, Inc. (which during 1998 merged with Prime Retail, Inc.). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System.

        All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of dividends. Share price performance, presented for the five years ended December 31, 1998, is not necessarily indicative of future results.



                              (GRAPH APPEARS HERE)

               93        94        95        96        97        98
               --        --        --        --        --        --
Tanger       100.0      87.2     100.4     119.1     144.5      109.0
NAREIT       100.0     103.7     119.5     164.0     198.8      165.7
S&P          100.0     101.3     139.4     171.3     228.4      293.7
Peer Group   100.0      99.9     102.0     108.8     110.6       98.9

EMPLOYMENT CONTRACTS

        Each of the Messrs. Tanger will receive annual cash compensation in the form of salary and bonus pursuant to a three year employment contract. The employment contracts will be automatically extended for one additional year on January 1 of each year beginning January 1, 1997, with both the Company and the Operating Partnership unless (1) the executive's employment is terminated or (2) the Operating Partnership or the Company gives written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended. The base salary provided for in such contracts may be increased each year. Upon termination of employment, Stanley K. Tanger has agreed not to compete with the Company for the remainder of his life. Steven B. Tanger has agreed not to compete with the Company for one year (or three years if severance compensation is received) within a 50 mile radius of the site of any commercial property owned, leased or operated by the Company and/or the Operating Partnership or within a 50 mile radius of any commercial property which the Company and/or the Operating Partnership negotiated to acquire, lease or operate within the six month period prior to termination . The covenant not to compete mandates that, during the term of the contract and during the effective period of the covenant, such executives direct their commercial real estate activities through the Company, with exceptions for development of properties which were owned collectively or individually by them, by members of their families or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to the initial public offering (including the three factory outlet centers in which Stanley K. Tanger is a 50% partner and a single shopping center in Greensboro, North Carolina (the "Excluded Properties")). In no event will either of Messrs. Tanger engage in the development, construction or management of factory outlet shopping centers or other competing retail commercial property outside of the Company or the Operating Partnership during the effective period of the covenant (with the exception of the Excluded Properties and as described above). See "Certain Relationships and Related Transactions." In addition, such executives will not engage in any active or passive investment in property relating to factory outlet centers or other competing retail commercial property, with the exception of the ownership of up to one percent of the securities of any publicly traded company.

        The contracts for Stanley K. Tanger and Steven B. Tanger provide for annual bonuses based upon the Company's performance as measured by FFO per share. The minimum bonus in each calendar year period for each of the Tangers is $100,000, and will be paid if FFO per share (after payment of such bonuses) equals or exceeds the annual minimum target for such year. The annual minimum target for each year is the greater of (1) $1.552 per share or (2) the average FFO per share for the three previous calendar years. The Tangers will receive additional bonus payments, based on the percentage by which actual FFO per share exceeds the annual minimum target, up to a maximum of 100% of base salary. If the employment of either of Messrs. Tanger terminates without Cause, as defined in the agreement, or such employment is terminated by the executive with Good Reason, as defined in the agreement, the terminated executive shall receive a severance benefit equal to 300% of the sum of (a) his annual base salary (b) the higher of (i) the prior year's annual bonus and (ii) the average annual bonus for the preceding three years, and (c) his automobile allowance for the current year. If employment terminates by reason of death or disability, the executive or his estate shall receive a lump sum amount equal to his annual base salary that would have been paid for the remaining contract term if employment had not terminated, and in addition, will receive an amount equal to the executive's annual bonus which would have been paid during the year of termination had the executive not terminated, multiplied by the fraction the numerator of which is the number of days in the year prior to termination and the denominator of which is 365.

        The employment agreements with Stanley K. Tanger and Steven B. Tanger also grant them certain registration rights with respect to the shares of Common Shares that they beneficially own.

        Rochelle G. Simpson, Willard A. Chafin and Joseph H. Nehmen each have an employment contract with the Company expiring December 31, 2001. Messrs. Simpson and Chafin's contracts may be extended by an additional three year period by mutual written agreement between the executive and the Company. Mr. Nehmen's contract term will be automatically extended one year on each anniversary of the contract term unless Mr. Nehmen's employment has been terminated. The contracts establish base salaries for calendar year 1999 of $200,000 for Ms. Simpson, $210,000 for Mr. Chafin and $190,000 for Mr. Nehmen, which amounts will be increased by $10,000 each year thereafter during the initial contract term.

        If the employment of Messrs. Simpson or Chafin is terminated by reason of death or disability or if the employer materially breaches the employment agreement, Messrs. Simpson or Chafin will be paid as additional compensation an amount equal to the annual base salary for the contract year in which the termination occurs. Further, if the employer elects not to extend the term of employment for Messrs Simpson and Chafin for an additional three years, the executive will receive a severance payment equal to the greater of (1) $125,000 or (2) one-half of the annual base salary payable for the last contract year of the contract term.

        If Mr. Nehmen's employment is terminated by reason of death or disability, he will receive as additional compensation an amount equal to his annual base salary for the contract year in which the termination occurs. If his employment is terminated by the employer without Cause, as defined in the agreement, or by Mr. Nehmen with Good Reason, as defined in the agreement, Mr. Nehmen will receive, as severance pay, an amount equal to three times the annual base salary payable to him for the contract year in which the termination occurs.

        During the term of employment and for a period of one year thereafter, each of Messrs. Simpson, Chafin and Nehmen is prohibited from engaging directly or indirectly in any aspect of the factory outlet business within a radius of 100 miles of, or in the same state as, any factory outlet center owned or operated by the Company.

        Stanley K. Tanger and Steven B. Tanger are employed and compensated by both the Operating Partnership and the Company. Management believes that the allocation of such persons' compensation as between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. The remainder of the employees are employed solely by the Operating Partnership.


                                   PROPOSAL 2
                AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION

        The Board of Directors has recommended that Section E of Article II of the Company's Articles of Incorporation be amended to read as follows (added language in bold):

        "EXCHANGE OF UNITS. The Board of Directors of the corporation is hereby expressly vested with authority to issue, and shall issue, to the extent that such issuance will not result in violation of subparagraph B(4)(b) of Article II hereunder, Common Shares in exchange for Units, pursuant to the Partnership Agreement, so long as the corporation OR AN ENTITY ALL OF WHOSE EQUITY INTEREST IS OWNED BY THE CORPORATION remains the general partner of Tanger Properties Limited Partnership."

        Subject to certain limitations, existing Section E of Article II requires the Board of Directors to issue the Company's Common Shares in exchange for Units pursuant to the Partnership Agreement so long as the Company remains the sole general partner of the Operating Partnership. The Company believes that it could reduce operating expenses in several jurisdictions in which the Company conducts business by dividing the Company's interest in the Operating Partnership into general and limited partnership interests and then for each interest to be held separately by subsidiary entities all of whose equity interest is owned by the Company. The Company can not transfer its general partnership interest in the Operating Partnership without the consent of the limited partners of the Operating Partnership. The purpose of the proposed amendment is to retain the existing right to exchange Operating Partnership Units for the Company's shares pursuant to the Partnership Agreement in the event the Company's general partnership interest is transferred to a subsidiary entity all of whose equity interest is owned by the Company. If the proposed amendment is approved by the shareholders, the Company intends to enter into an amendment to the Partnership Agreement dividing its ownership interest into a general partnership interest and a limited partnership interest and to transfer those interests into two separate entities all of whose equity interest is owned by the Company. After the transfers, the affairs of the Operating Partnership will be managed by the Company through its control of the entity holding the general partner interest.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company manages for a fee three factory outlet centers owned by joint ventures, in which Stanley K. Tanger and a third party each have a fifty percent interest. As a result, certain conflicts of interest may arise between Mr. Tanger's duties and responsibilities to the Company and his duties and responsibilities to the joint ventures in ensuring the adequate provision of services. In addition, conflicts of interest may arise over the allocation of management resources between the Company's properties and the joint venture properties. However, the arrangement under which the Company provides services to the joint ventures can be terminated by either party, with or without cause, upon 30 days' notice. To minimize potential conflicts of interest, all significant transactions between the Company and the joint ventures, including continuing the arrangement for providing management services, will be approved by a disinterested majority of the Company's Board of Directors. As a general matter, the Company does not expect to engage in any other transactions with any member of management in his or her individual capacity. Revenues from managing the joint ventures accounted for less than one-tenth of one percent of the Company's revenues in 1998.

        In January 1999, the Company granted to each of its three Independent Directors 5,000 options to purchase Common Shares of the Company and the Operating Partnership granted 50,000 options to purchase Units to Mr. Stanley K. Tanger, 35,000 options to purchase Units to Mr. Steven B. Tanger and options to acquire a total of 144,300 Units to certain officers and employees of the Operating Partnership. During 1998, the Company granted to each of its three Independent Directors 5,000 options to purchase Common Shares of the Company and the Operating Partnership granted 50,000 options to purchase Units to Mr. Stanley K. Tanger, 35,000 options to purchase Units to Mr. Steven B. Tanger and options to acquire a total of 177,600 Units to certain officers and employees of the Operating Partnership.

GENERAL -

        Appointment of Independent Auditors. The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company with respect to its operations for the fiscal year ending on December 31, 1999 and to perform such other services as may be required. Should the firm be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services. PricewaterhouseCoopers LLP served as independent auditors of the Company for the fiscal year ended December 31, 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

        Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's shares are required by SEC regulation to furnish the Company with copies of all such forms which they file.

        Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1998, or written representations from certain reporting persons, no Forms 3, 4 or 5 were filed delinquently by those persons.

        Shareholders' Proposals. This Proxy Statement and form of proxy will be sent to shareholders in an initial mailing on or about April 8, 1999. Proposals of shareholders intended to be presented at the Company's Annual Meeting of Shareholders to be held in 2000 must be received by the Company no later than November 30, 1999. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

        Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                              [FRONT SIDE OF CARD]

                                      PROXY

                       TANGER FACTORY OUTLET CENTERS, INC.

             Appointment of Proxy for Annual Meeting on May 7, 1999

        The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Stanley K. Tanger and Rochelle G. Simpson, and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 7, 1999, and at any adjournment or adjournments thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 8, 1999 (receipt of which is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn or postpone the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

        TANGER FACTORY OUTLET CENTERS, INC. RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2

(SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE        (SEE REVERSE
    SIDE)                                                             SIDE)

                               [BACK SIDE OF CARD]

                                   DETACH HERE

[X]     Please mark votes as
        in this example.
The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR Proposal 1 and FOR Proposal 2; provided however, shares held by a broker or nominee who has not received specific voting instructions from the beneficial owner will not be voted FOR or AGAINST the amendment to the Articles of Incorporation.

1.      To elect Directors to serve for the ensuing year.
        Nominees: Stanley K. Tanger, Steven B. Tanger, Jack Africk,
                    William G. Benton and Thomas E. Robinson
             FOR                                   WITHHELD
             ALL   [  ]                       [  ] FROM ALL
           NOMINEES                                NOMINEES

            [  ]-------------------------------------
               For all nominees except as noted above

2. To amend the Company's Articles of Incorporation to preserve the right to exchange Operating Partnership Units for the Company's Common Shares if an entity all of whose equity interest is owned by the Company is the general partner of the Operating Partnership.

        [  ] FOR               [  ] AGAINST              [  ] ABSTAIN



                                            MARK HERE FOR ADDRESS CHANGE
                                            AND NOTE AT LEFT              [  ]

                                            PLEASE SIGN, DATE AND MAIL PROMPTLY
                                            IN THE POSTAGE-PAID ENVELOPE
                                            ENCLOSED.

                                            Please sign exactly as name appears
                                            hereon. When shares are held by
                                            joint tenants, both should sign.
                                            When signing as an attorney,
                                            executor, administrator, trustee or
                                            guardian, give full title as such.
                                            If a corporation, sign in full
                                            corporate name by president or other
                                            authorized officer. If a
                                            partnership, sign in partnership
                                            name by authorized person.


Signature:_______________Date:______   Signature:________________Date:_________